EX-99.D(6)


[Bramwell Capital logo]


                                               Bramwell Capital Management, Inc.
                                               745 Fifth Avenue
                                               New York, New York 10151
                                               Tel (212) 308-0505
                                               Fax (212) 308-2551


October 30, 2001


Mary F. McCollum
The Bramwell Funds, Inc.
745 Fifth Avenue, 16th Floor
New York, New York 10151

Dear Mary:

This letter will confirm our binding commitment to you that Bramwell Capital Management, Inc., the investment adviser to the Bramwell Growth Fund (the "Fund"), has agreed to subsidize the Fund such that the total expenses of the Fund (excluding interest, taxes, brokerage and extraordinary expenses) do not exceed an annual rate of 1.75% of the Fund's average net assets for the fiscal years 2002 and 2003.



                                               Sincerely,

                                               BRAMWELL CAPITAL MANAGEMENT, INC.


                                               By:  /s/ Elizabeth R. Bramwell
                                                   -----------------------------
                                                   Elizabeth R. Bramwell
                                                   President



If this letter accurately represents our agreement, please indicate by signing below.

                  THE BRAMWELL FUNDS, INC.

Accepted By:        /s/ Mary F. McCollum
                  ------------------------
                  Mary F. McCollum
                  Secretary and Treasurer